Exhibit 10.3

NCN Group Management Limited

PERSONAL AND CONFIDENTIAL
EMPLOYMENT AGREEMENT

NAME	Godfrey. Chin Tong HUI
POSITION	Deputy Chief Executive Officer
OTHER POSITION	Also Appointed as Deputy CEO of Network CN Inc
EMPLOYEE CATEGORY	Permanent
COMMENCEMENT DATE	July 1st 2009

Dear Mr Hui:

This Agreement supersedes all previous agreements, promises, representations, understandings and negotiations between the parties, whether written or oral, with respect to the subject matter hereof.

(1)	Working Hours	For Office staff: Office hours as determined by the COMPANY is:- Monday to Friday : 9:00 a.m. to 17:30 p.m.

(2)	Duties	Your duties shall include the usual duties for which you are employed and any other reasonable assignments which the COMPANY may call upon you to perform. During your employment, you shall report directly to Company's Chief Executive Officer and the Board of Directors.

(3)	Remuneration	a. b.	the Company will pay you an monthly salary of HK$60,000 net. the Company will pay you the monthly allowance of HK$40,000.

(4)	Holidays	You are entitled to the following holidays: Gazetted General Holidays.

(5)	Annual Leave	Twenty four (24) working days of annual leave after serving every period of Twelve (12) months. Unused leave earned in the past will be carried forward.

(6)	Employee Benefits	a. b.
the Company shall be responsible for any income taxes resulting for your employment under this agreement.
the Company will reimburse in full to you for your medical insurance scheme which you have carried over from your previous employment.

(7)	Bonus Shares and Share Option	At the discretion of the COMPANY, you will be offered bonus shares and/or share option for your service and you are entitled to no less than 10 millions shares of Network CN Inc. within the first two years of service.

Employment Agreement for	P.2

(8)	Termination of Employment	Both parties has to provide a three months advance notice to the other party for the termination of this employment agreement

(9)	Transferability
For reasons of operations needs, reallocation of manpower, cross training, staff development, conflicts or on medical grounds, the Management reserves the rights to vary the nature of your duties according to your personal abilities to perform multi-tasks, which may include your possible transfer to other departments or secondment to other properties within our Group of Companies.

All benefits and entitlements due to such transfers will be adjusted accordingly.

(10)	Uniform	Smart office attire is required.

(11)	Termination due to Misconduct, Unpunctuality, or Breach of Contract	Your employment can be terminated at any time, without notice or payment in lieu in the event of your serious misconduct, persistent unpunctuality, neglect of duty or breach of any of the terms and conditions of your employment, or of any rules and regulations governing your employment.

(12)	Rules & Regulations	You are to comply with all rules and regulations governing your employment made by the COMPANY from time to time. You will also observe the House Rules made known to you from time to time by the COMPANY or your Department Head.

(13)	Rules of Bribery	a)
At any time during this agreement, you must inform the COMPANY if you or your immediate family have any financial interest in any business with which the COMPANY has business dealings or which competes with the COMPANY.

		b)	Unless permission is given by the COMPANY in advance, you or your immediate family must not accept any personal loan from the COMPANY's suppliers, clients or business associates.
		c)	Prior permission granted from the COMPANY must be received before taking up any outside work or in exchange for extra benefits.
		d)	Other than the salary, rewards and benefits specified in this agreement, you must seek permission from the COMPANY for the acceptance of any form of reward and advantage with your work.

(14)	Training	It is expected that you will take interest in your professional and personal growth through devoting reasonable personal time to taking part in training and developmental activities arranged by the COMPANY.

(15)	Mandatory Provident Fund Scheme	This will be commended according to Hong Kong Special Administrative Region Government regulations and requirements.

(16)	Non-disclosure of Company's Proprietary Information	The Company and its subsidiaries expect you to be discreet in all matters of proprietary information. You shall not, whether during or after the subsistence of this employment agreement, disclose to any third party any information or material relating to the Company, its business and its customers coming to your knowledge in the course of your work. Except in those circumstances where you have obtained the written consent from the Company or its subsidiaries, the Company will take disciplinary action including summary dismissal against you.

Employment Agreement for	P.3

(17)	Restriction on Competition	On the expiration of the term of employment hereunder or in the event of the employment hereunder being terminated sooner for whatever reason, except having written approval from the Company, you shall within a period of two calendar years thereafter refrain from taking up any new employment with an employer which carries on business in the same field as that of the COMPANY and you shall also within such period refrain from being otherwise directly or indirectly involved whether as an employee or owner of the business or independent consultant in a company or business entity which operates a business in competition or potential competition with the COMPANY. This restriction also applies to the period of your employment term.

(18)	Confidentiality	You must agree with and undertake to the COMPANY that all confidential and price sensitive information (including in particular but not limited to any information relating to the COMPANY and its business projects and plans) which you shall have acquired or become aware of in the course of your employment by the COMPANY will be held in the strictest confidence and you shall refrain from disclosing such information to any other party without the prior written consent of the COMPANY whether during your employment by the COMPANY or after the termination of such employment.

Should you wish to accept the appointment on the aforesaid terms, kindly confirm your acceptance by signing the two (2) copies of this letter and returning them to us. If unconfirmed by you, this offer of employment will automatically expire in 48 hours.

Our very best wishes for every success in your new appointment with NCN Group Management Limited. We indeed look forward to developing mutually beneficial relations.

Yours sincerely,
For and on behalf of
NCN Group Management Limited

/s/ Earnest Leung	July 15, 2009
Authorized Director representing the Board of Director	Date

I, Godfrey, Chin Tong HUI, fully understand all the details above and now confirm my acceptance of the aforesaid employment terms. I shall take full responsibility of my job and agree to be transferred within our Group of Companies the COMPANY deems appropriate.

/s/ Godfrey, Chin Tong HUI	July 15, 2009
Godfrey, Chin Tong HUI	Date
Signature of Employee

C.C.           ORIGINAL FOR EMPLOYEE
          COPY FOR PERSONAL FILE